Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT

We consent to the use in this Registration Statement on Amendment No. 3 on Form S-1, for Caldera Pharmaceuticals, Inc. of our report dated April 20, 2012, relating to the consolidated balance sheets of Caldera Pharmaceuticals, Inc. as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the years ended December 31, 2011 and 2010. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Sherb & Co., LLP

Boca Raton, Florida
June 22, 2012